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                                         SYNC RESEARCH, INC.
                                         12 Morgan
                                         Irvine, CA 92618
                                         (949) 588-2070
                                         TRADED: NASDAQ: SYNX


AT THE COMPANY:
Gloria Corken
Shareholder Relations
(949) 588-2070



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     FOR IMMEDIATE RELEASE
     MAY 15, 2000

     SYNC RESEARCH ANNOUNCES COMPLETION OF A $2.2 MILLION PREFERRED
                            STOCK PRIVATE PLACEMENT.

     IRVINE, CA, MAY 15, 2000 - Sync Research, Inc. (Nasdaq: SYNX) today reported that Andersen, Weinroth Capital Corporation, a New York investment firm, has arranged the private placement of 700,000 shares of newly created Preferred Stock of the Company for $3.19 per share through Entrada Holdings LLC.

     William Guerry, president and chief executive officer of Sync Research, Inc., said, "We are excited about the confidence this investment demonstrates in our new direction as Entrada Networks."

     ABOUT SYNC RESEARCH

        Sync Research (Nasdaq: SYNX) develops, manufactures and markets multi-service frame relay access and routing solutions, frame relay circuit management solution and digital transmission devices designed to economically and reliably support business critical applications across frame relay and other wide area network protocols. On April 11, 2000, Sync announced its plan to merge with Osicom's network access subsidiary, creating Entrada Networks. Sync products are available on a direct basis or from select distributors and resellers worldwide. Company and product information is available at www.sync.com and www.tylink.com.

        Sync investors and security holders should read Sync's Registration Statement on Form S-4 and the Prospectus/Proxy Statement of Sync Research, Inc., relating to the merger


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     transaction described above, when those documents become available, because they will contain important information. When these and other documents relating to the transaction have been filed with the U.S. Securities and Exchange Commission, they may be obtained free of charge at the SEC's web site at http://www.sec.gov. You may also obtain each of these documents (when they become available) free of charge from Sync Research by directing your request to the Sync Research investor relations contact person identified in this release.

        Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including such factors among others, as significant fluctuations in operating results, uncertain profitability, dependence on the IBM customer base, uncertain market acceptance of products, product concentration, dependence on channel partners and other resellers, rapid technological change and new products, intense competition and the risk factors set forth in the Company's recent filings with the Securities and Exchange Commission including its Reports on Forms 10-K and 10-Q.